                                   Exhibit 11

                           BANK OF BOSTON CORPORATION
                       Computation of Per Share Earnings
                    (in millions, except per share amounts)


     EARNINGS                                        Years Ended December 31
     --------
                                                    1995        1994        1993
                                                 -------     -------     -------
1.  Net income                                $      541  $      435  $      299

2.  Less: Preferred dividends                         37          37          35
                                                 -------     -------     -------
3.  Net income applicable to primary
     earnings per common share                       504         398         264

4.  Add: Interest expense on convertible
     debentures, net of tax                                        4           4
                                                 -------     -------     -------
5.  Net income applicable to fully diluted
     earnings per common share                $      504  $      402  $      268
                                                 =======     =======     =======
    SHARES
    ------
6.  Weighted average number of common
     shares outstanding                          110,716     106,730     105,336

7.  Incremental shares from assumed exercise
     of dilutive stock options as of the
     beginning of the period using the treasury
     stock method                                  1,959         668         888

8.  Incremental shares from assumed conversion
     of debentures at date of issuance               885       4,029       4,034
                                                 -------     -------     -------

9.  Adjusted number of common shares             113,560     111,427     110,258
                                                 =======     =======     =======
    PER SHARE CALCULATION
    ---------------------
10. Primary net income per common share       $     4.55  $     3.73  $     2.51
    (Item 3 / Item 6); see note below

11. Fully diluted net income per common share $     4.43  $     3.61  $     2.44
    (Item 5 / Item 9); see note below


Note - Income per common share before extraordinary item and cumulative effect of changes in accounting principles, net of tax, on both a primary and fully diluted basis for the years ended December 31, 1994 and 1993 is computed by adding to the numerator the extraordinary loss from early extinguishment of debt, net of tax, in 1994 of $7 million and subtracting from the numerator the cumulative effect of accounting changes, net of tax, in 1993 of $24 million.